Exhibit 99.1


Contact:
Jeff Gull  (732) 885-1750




        Lotus Pacific, Inc. Announces Senior Management Changes and Election of a New Director to the Board


Piscataway, NJ, March 19, 1999 - The Board of Directors of Lotus Pacific, Inc. (OTC: LPFC) today announced a number of senior appointments designed to strengthen its management team in its core business areas, reinforce its Internet technology and services expertise and better position the Company to take advantage of the Company's recent acquisitions of TurboNet Communi-cations, Arescom Inc., U.S. Securities & Futures Corp., and Professional Market Brokerage, Inc.

Jeremy H.Wang, 44, has been named president of the company. He was elected as Director in 1997. In the past fifteen years, Mr. Wang has worked for Bell Laboratories and AT&T, and as an independent consultant in the telecommuni-cations industry. He has extensive experiences in the communications system development and product and project management. Mr. Wang has an MS in Engineering from University of Virginia, and an MS in Computer Science from New Jersey Institute of Technology.

John O. Hing, 52, has been appointed as chief financial officer of the company. After earning his MBA from Harvard University in 1974, Mr. Hing was employed at Merrill Lynch in various capacities of substantial responsibility for 19 years. Most recently he served as CEO of U.S. Securities & Futures Corp. in New York, NY. He was a member of the Board Governor of New York Mercantile Exchange and a former president of Research Division of the Futures Industry Association.

Huaya Lu Tung, 46, has been appointed as Treasurer of the company. Currently she serves as Chairman of U.S. Securities & Futures Corp. Previously she worked for AT&T for six years. Mrs. Tung received her bachelor degree from East Stroudsburg University and M.A. degree from University of Rochester.

Thomas V. White, 47, has been appointed as vice president of the company. He has over 20 years of experience in a management and sales enhancing the overall productivity of the full-service brokerage operations. Before joining Lotus Pacific, Mr. White is President of U.S. Securities and Futures Corp. He has been a senior executive at many companies in the financial trading industry. Previously he was senior vice president of American Futures Group and Index Futures Group. Mr. White holds a B.A. degree in Business Administration and Quantitative Analysis from Bernard Baruch College.

Stefan H. Benger, 31, has been appointed as vice president of the company.
Mr. Benger has been the CEO and Chairman of Professional Market Brokerage, Inc. ("PMB") since 1995. Under his leadership, PMB become a leading FCM with a reputation to be one of the most advanced futures trading firms in the global marketplace. Before founding PMB, Mr. Benger was president of WB Werbeagentur Stefan Benger GmbH and trading director at Futures & Options GmbH. Having experience in Europe and the United States, he is very familiar with the international aspects of trading various financial products, exchange and over-the-counter securities. He is a frequent speaker at various industry associations and conferences. His professional expertise is frequently quoted in industry publications.

De-liang Wang, 40, has been appointed as vice president of the company. After receiving his M.S. degree in Electrical Engineering and Mechanical Engineering from the University of Texas at Austin, Mr. Wang served as a senior hardware engineer at AT&T Bell Laboratories. He has extensive experience in leading major system design projects.

Richard Ho, 45, has been appointed as vice president of the company. Prior to his joining the company, Mr. Ho was President of Rightming Electronics Corp. He has many years of experience in corporate administration and planning.
Mr. Ho received his B.A in International Business in 1986 in China.

Jeff Gull, 38, has been appointed as vice president of the company. He began with the company on January 1, 1999. Prior to joining the company, he was the director of Asia Development for Nu Skin International, Inc. Mr. Gull spent over 8 years with Nu Skin working with New Market Development and Operations for their Asia Pacific region. He has also worked in the financial and computer software industries with Dean Witter and Clyde Digital. Mr. Gull has a B.S.
in business finance from Brigham Young University.

These appointments are effective immediately.

Lotus Pacific also announced the election of Jason Chang to its board of directors as a member of the board's Audit Committee and Compensation Committee.

James Yao, chairman & president of the Company, has resigned his position as president, but will remain as chairman of the Board. Gary Huang resigned as CFO, and will remain as Corporate Secretary.

Jason Chang, 45, has many years of experience in corporate management and international trade. He was Deputy General Manager of Minmetals International Trading Co, a Chinese governmental corporation; and had been served as president of Minmatals U.K. Ltd, president of Chi Mei Corporation (USA), and president of Harmony Corp. Mr. Chang served as a board member at several domestic and international corporations.


ABOUT LOTUS PACIFIC, INC.

Lotus Pacific Inc. is an Internet technology and services company focused on developing and marketing Internet-related products and services in the U.S.
and international markets with an emphasis on financial services. Through its subsidiaries, Regent Electronics Corporation, Arescom, TurboNet Communications, US Securities & Futures Corp. and Professional Market Brokerage, Lotus Pacific offers unique Internet-related products like the TeleWeb system, WonderTV (TRADEMARK) set-top box, Internet routers, cable modems, and online financial trading system. Through realizing its Internet-WallStreet Solutions(TRADEMARK) concept, Lotus Pacific provides new Internet solutions, services, and opportunities for its customers and shareholders.


For more information about Lotus Pacific see the company's web site at www.lpfc.com.